Exhibit 5.1

Allen&Gledhill

ADVOCATES & SOLICITORS		ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

WRITER’S NAME	: Glenn Foo	TEL	: +65 6890 7188
DIRECT TEL	: +65 6890 7762	FAX	: +65 6327 3800
DIRECT FAX	: +65 6438 4842	EFS MAILBOX ID	: ale7001, ale7003
DIRECT E-MAIL	: glenn.foo@allenandgledhill.com	E-MAIL	: inquiries@allenandgledhill.com
		WEBSITE	: www.allenandgledhill.com

OUR REF	: PW/FCS/2005004879
YOUR REF	:
3 August 2005
Chartered Semiconductor Manufacturing Ltd.
60 Woodlands Industrial Park D, Street 2
Singapore 738406
Dear Sirs
Chartered Semiconductor Manufacturing Ltd.
1.	We have acted as legal advisers in Singapore to Chartered Semiconductor Manufacturing Ltd. (the “Company”) in connection with the authorisation, issuance and sale by the Company of US$375,000,000 5.75 per cent. Senior Notes due 2010 and US$250,000,000 6.375 per cent. Senior Notes due 2015 (together, the “Notes”), pursuant to an offering (the “Offering”) as described in the prospectus supplement (the “Prospectus Supplement”) dated 29 July 2005 under the Securities Act of 1933, as amended (the “Securities Act”).

2.	For the purpose of rendering this opinion, we have examined:
(a)	an executed copy of the Indenture dated 2 April 2001 made between the Company and Wells Fargo Minnesota, N.A., as first trustee (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated 3 August 2005 and the Third Supplemental Indenture dated 3 August 2005 (together with the Base Indenture, the “Indenture”), made between the Company and The Bank of New York, as second trustee, relating to the Notes.

(b)	a copy of the Prospectus Supplement;

(c)	certified true copies of the Memorandum and Articles of Association, and the Certificate of Incorporation, of the Company;

(d)	copies of the extract of resolutions of the Board of Directors of the Company passed on 20 July 2005 (the “Company’s Resolutions”); and

(e)	such other documents as we have considered necessary or desirable to examine in order that we may render this opinion.
A list of the partners and their professional qualifications is open to inspection at the above office.

Allen&Gledhill	PAGE 2
3.	We have assumed:
(a)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(b)	that copies of the Memorandum and Articles of Association, and the Certificate of Incorporation, of the Company submitted to us for examination are true, complete and up-to-date copies;

(c)	that copies of the Company’s Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Company’s Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Company’s Resolutions;

(d)	that the Notes, when duly issued upon consummation of the Offering, will constitute, legally valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all jurisdictions other than Singapore;

(e)	that there are no provisions of the laws of any jurisdiction other than Singapore which may be contravened by the execution or delivery of the Notes; and insofar as any obligation expressed to be incurred or performed under the Notes falls to be performed in or is otherwise subject to the laws of any jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

(f)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Notes have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied; and

(h)	that the Notes will be duly issued and duly delivered upon consummation of the Offering as contemplated by the Prospectus Supplement.
4.	Based on the foregoing, we are of the opinion that:
(a)	the Company has taken all necessary corporate action required under the laws of Singapore to authorise the issue, execution and delivery of the Notes; and

(b)	the Notes, when executed and delivered by Mr Chia Song Hwee, President and Chief Executive Officer of the Company, on behalf of the Company, and authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment therefor in accordance with the underwriting agreement dated 29 July 2005 made between the Company, Goldman Sachs (Singapore) Pte. and Citigroup Global Markets Singapore Pte. Ltd., will constitute legally valid, binding and enforceable obligations of the Company under the laws of Singapore.

Allen&Gledhill	PAGE 3
5.	This opinion relates only to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore.

6.	The qualifications to which this opinion is subject are as follows:
(a)	the term “enforceable” as used above means that the obligations assumed or to be assumed by the Company under the Indenture and the Notes are of a type which the Singapore courts enforce;

(b)	enforcement of the obligations of the Company under the Indenture may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors’ rights;

(c)	the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court might make an award of damages where an equitable remedy is sought;

(d)	where under the Notes, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

(e)	by virtue of the Limitation Act, Chapter 163 of Singapore, failure to exercise a right of action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

(f)	a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

(g)	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(h)	any provision in the Notes as to severability may not be binding under the laws of Singapore and the question of whether or not such provisions which is illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;

(i)	we express no opinion as to events and conditions which might violate covenants, restrictions or provisions with respect to financial ratios or tests or any contractual provision measured by the financial conditions or results of operation of the Company or any of its subsidiaries;

(j)	a Singapore court may refuse to give effect to clauses in the Indenture in respect of the costs of litigation brought before a Singapore court although the court will normally do so

Allen&Gledhill	PAGE 4
where successful litigation is brought and there are no good reasons to depart from such clauses; and

(k)	any term of an agreement may be amended orally or waived by all the parties notwithstanding provisions to the contrary in the Indenture.
7.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Indenture or the Notes or otherwise including, but without limitation, any other document signed in connection with the Indenture or the Notes.

8.	We consent to your submitting this legal opinion as an exhibit to the Company’s Form 6-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the U.S. Securities and Exchange Commission.
Yours faithfully
/s/ Allen & Gledhill